Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”), dated July 16, 2008, is entered into by and between Una S. Ryan, Ph.D. (the “Employee”) and AVANT Immunotherapeutics, Inc., a Delaware corporation (the “Employer”), its parents, subsidiaries and affiliates, a complete and exhaustive list of which is attached as Exhibit A to this Agreement, and each of their respective officers, directors, employees, shareholders, investors, members, managers, partners, plans, plan administrators and fiduciaries, representatives, attorneys, advisors and agents (each in their official capacities with the Employer), as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively, including without limitation the Employer, the “Company”).

WHEREAS, Employee served as Employer’s President and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated as of August 20, 1998 and as amended by a First Amendment dated as of December 23, 2002, a Second Amendment dated as of September 18, 2003, and a Third Amendment dated as of October 19, 2007 (collectively, the “Employment Agreement”);

WHEREAS, Employee and Employer mutually agree that Employee should no longer serve as Employer’s President and Chief Executive Officer and that Employee’s employment with Employer should cease; and

WHEREAS, each of the parties hereto believes it to be in their respective best interests to enter into an agreement to set forth the terms of their respective rights and obligations relating to the cessation of Employee’s employment with Employer.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Separation of Employment.  Employee acknowledges and understands that Employee’s last day of work with Employer was May 7, 2008 (the “Separation Date”), but that Employee has continued to be paid and provided with benefits through June 7, 2008, and that Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment, except for the compensation provided for in this Agreement.  Employee understands that, except as otherwise provided in this Agreement, Employee is entitled to nothing further from the Employer, including reinstatement by the Employer or any future or deferred compensation.

2.             Employee Release of Company.

(A)          In consideration of the release, payments and other benefits set forth in Sections 4, 5, 6, and 7 below, Employee hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the fullest extent permitted by law, any and all Claims (as defined below) that Employee may have against the Company arising on or prior to the date of Employee’s execution and delivery of this Agreement to Employer.  “Claims” means any and all actions, charges, complaints, controversies, demands, causes of action, suits, rights, and/or claims whatsoever, arising out of Employee’s employment with or position as an officer, director or employee of the Company and her termination from her employment with or position as an officer, director or employee of the Company, including without limitation, for debts, sums of money, wages, salary, commissions, bonuses, stock options, severance pay, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the Commonwealth of Massachusetts, and any other federal, state or local civil rights law, regulation or ordinance, including, but not limited to, and to the extent applicable, federal and state wage and hour laws, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, and the Massachusetts Fair Employment Practices Act (M.G.L. § 151B, et. seq.) as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional.  This Section 2(A) releases all Claims including those of which Employee is not aware and those not mentioned in this Agreement up to the date of Employee’s execution and delivery of this Agreement to Employer.  Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is releasing and waiving the Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Agreement to Employer.

(B)           The foregoing Release does not include, and does not release, the Employee’s right to seek to enforce the terms of this Agreement, including without limitation the right of Employee to obtain the payments and benefits under Sections 6 and 7 below.

(C)           The foregoing Release does not include, and does not release or in any way diminish or reduce, any and all rights (including but not limited to rights to indemnification) that Employee may currently have or may have ever had under any of Employer’s insurance policies, including but not limited to D&O insurance policies, under Employer’s Bylaws, Certificate of Incorporation or other corporate documents with respect to any such rights, or under Massachusetts, Delaware or any other applicable statute, law, ordinance, or regulation.  Employee’s rights under such documents shall survive the execution of this Agreement, subject to the terms of such documents and applicable law.  Furthermore, nothing in this General Release or anywhere else in this Agreement is intended to nor shall it limit in any way Employee’s right and ability to bring Claims solely against any insurance company for denial of coverage under any such policy that may provide such coverage to Employee.  To the extent Employee has a dispute with any insurance company concerning coverage under any of the Employer’s insurance policies, Employer shall provide Employee with all reasonable requested information relevant to the dispute (e.g., provide copies of applicable policies, answer reasonable questions concerning communications with the insurer), and shall not do anything to unnecessarily or unreasonably undercut Employee’s effort to obtain coverage.

(D)          The foregoing Release does not include, and does not release or in any way diminish or reduce, the rights reserved to Employee under Sections 20(A)-(D), inclusive, below.

3.             Employee Representations; Covenant Not to Sue.  Employee hereby represents and warrants to Employer that Employee has not: (i) filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against Company, nor has Employee agreed to do any of the foregoing; (ii) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against Company that has been released in this Agreement; or (iii) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against Company.  In addition, Employee represents and warrants that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by herself or any third party of a proceeding or Claim against Company, except as permitted under Sections 2 and 20 of this Agreement.

4.             Company Release of Employee.  As additional consideration for Employee’s execution, delivery and non-revocation of this Agreement, the Company hereby unconditionally and irrevocably releases, waives, discharges and gives up any and all Company Claims (as defined below) that the Company may have against Employee arising on or prior to the date of the Company’s execution and delivery of this Separation Agreement to Employee.  “Company Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever that the Company may have against Employee arising out of: (i) Employee’s employment with, or position as an officer, director or employee of the Company or the termination of Employee’s employment with, or position as an officer, director or employee of the Company; or (ii) by reason of any other matter, cause, or thing whatsoever from the date of Employee’s employment with Company to the date this Agreement is executed by Company and delivered to Employee, whether any or all of the foregoing Company Claims arise directly or indirectly from any act or omission, whether intentional or unintentional.  This Section 4 releases all Company Claims including those of which Company is not aware and those not mentioned in this Agreement up to the date of Company’s execution and delivery of this Agreement to

Employee.  Notwithstanding the foregoing, nothing in this Section 4 shall be deemed to release Employee from (i) Employee’s obligations under the sections of the Employment Agreement incorporated into this Agreement as set forth in Section 11 below, (ii) actions and claims by the Company against Employee for contribution and/or indemnification of any action or claim brought by any third party person arising out of Employee’s willful misconduct or gross negligence while employed by, or serving as an officer or director of, the Company, or (iii) actions or claims by the Company to enforce the terms of this Agreement.

5.             Company Representations; Covenant Not to Sue.  Company hereby represents and warrants to Employee that Company has not: (i) filed, caused or permitted to be filed any pending proceeding (nor has Company lodged a complaint with any governmental or quasi-governmental authority) against Employee, nor has Company agreed to do any of the foregoing; (ii) assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Company Claim against Employee that has been released in this Agreement; or (iii) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Company Claim against Employee.  In addition, Company represents and warrants that Company shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by itself or any third party of a proceeding or Company Claim against Employee, except as permitted under Section 4 of this Agreement.

6.             Severance Payments and Benefits.  As good consideration for Employee’s execution, delivery, and non-revocation of this Agreement, Employer shall:

(A)          Pay to Employee a lump sum cash payment in the amount of $1,323,203, plus interest in the amount of $10,784.10 and any Gross-Up Payment to which Employee may be entitled pursuant to Section 6.f.(ii) and (iii) of the Employment Agreement (the “Severance Payment”), which Severance Payment is earned and payable as of the date hereof.  The Severance Payment shall be made on November 8, 2008, which is the day that is six (6) months and one day following the Separation Date (the “Severance Payment Date”).  To the extent required by law, the Gross-Up Payment shall be paid by the Employer as withholding tax to the taxing authorities on the Severance Payment Date.  The parties hereby expressly acknowledge and agree that Subsections 6.f. (ii), (iii), (iv), (v), and (vi) and 6(i) of the Employment Agreement shall apply to the Severance Payment.  In the event Employee dies prior to the Severance Payment Date, the Severance Payment shall be paid in accordance with this Section 6(A) to Employee’s estate on the Severance Payment Date; provided, however, that, to the extent required by law, the Gross-Up Payment shall be paid by the Employer as withholding tax to the taxing authorities on the Severance Payment Date; and

(B)           Pay the premiums for Employee to maintain her healthcare coverages (dental, vision and medical) for her and her eligible dependents for 18 months pursuant to COBRA provided, however, that Employer is not obligated to provide such coverage to Employee in the event that (i) Employee becomes employed by an employer providing healthcare coverages comparable to those provided by Employer or (ii) Employer ceases in the normal course of business to provide such coverages to its other employees, which coverages Employer may cease in its sole discretion.  For an additional period of six (6)

months after the 18-month COBRA period, and contingent on Employee not being employed by an employer providing healthcare coverages comparable to those provided by Employer as set forth above, Employer shall pay on behalf of Employee the premiums required to be paid by Employee to be enrolled in a healthcare plan providing supplemental coverage to Medicare such that Employee and her eligible dependents may maintain healthcare coverages comparable to those provided by Employer as set forth above.  During the 24-month period provided for under this Section 6(B), Employee shall be obligated to provide notice to Employer (attn.: Director of Human Resources) of any new employment and healthcare coverages.

Employee acknowledges that the payments and benefits set forth in this Section 6 are in excess of the amount Employee is entitled to pursuant to any employment arrangement with Employer.  Employee acknowledges that nothing in this Agreement shall be deemed to be an admission of liability on the part of Company.  Employee agrees that Employee will not seek anything further from Company, except as provided for in this Agreement.

7.             Stock Options.  The Company and the Employee hereby acknowledge that on March 7, 2008, the Company granted to the Employee options to purchase 612,500 shares of the Company’s common stock pursuant to the “AVANT Immunotherapeutics, Inc. 2008 Stock Option and Incentive Plan”, having an exercise price of $8.16 per share (the “Options”), none of which Options are vested as of the date hereof.  As additional consideration for this Agreement, Employer and Employee hereby agree that, (i) as of the date hereof, 153,125 of the Options shall be deemed vested and exercisable (the “Vested Options” and the shares of common stock issued upon exercise of the Vested Options, the “Option Shares”); (ii) the Vested Options and the Option Shares are and shall remain subject to the terms of the lock-up letter executed and delivered by Employee on October 15 2007; (iii) the Vested Options shall terminate at 5:00 p.m. Eastern time on March 7, 2011, unless exercised by Employee prior to that time; and (iv) Employee shall give at least ten (10) days’ prior written notice to Employer of Employee’s intention to sell or otherwise transfer Option Shares, and, unless Employer waives this clause (iv) in writing, Employee shall sell no more than 15,000 (as adjusted for stock splits, stock combinations, and the like) Option Shares during any sixty (60) day period.  As of the date hereof, all Options (other than the Vested Options) are hereby terminated and shall hereafter be of no further force or effect.  The Option Grant Agreement entered into as of March 7, 2008, by Employer and Employee is hereby amended as set forth in this Section 7.

8.             Resignation from Official Roles.  Effective as of the Separation Date, Employee has resigned from all positions that she then held as an officer or director of Employer or any of its affiliates or subsidiaries.  For avoidance of doubt, Employee hereby resigns as a director of Employer and each of Employer’s subsidiaries, effective as of July 16, 2008.  Employee acknowledges that she is resigning as a director of the Employer in connection with her negotiated separation and release agreement  Upon the request of Employer, Employee shall execute and deliver a written resignation from all such officer or director positions directed to the appropriate party, as may be required by the bylaws of Employer or any of its affiliates or subsidiaries.  Employee also agrees to provide her full cooperation in taking all necessary steps in effecting such resignations.

9.             Expenses.  Employer shall reimburse Employee for all outstanding reasonable out-of-pocket expenses incurred by Employee but not yet paid by Employer in connection with the performance of Employee’s duties at Employer’s request through the Separation Date in accordance with Employer’s expense reimbursement policy.  In addition, to the extent Employer has not already advanced or paid such expenses, Employer shall reimburse Employee for the reasonable out-of-pocket expenses incurred by Employee in attending the Phacillitate Vaccine Conference in Geneva, Switzerland; provided Employee submits supporting documentation for such expenses in accordance with Employer’s expense reimbursement policy.  All supporting documentation for expense reimbursement under this Section 9 must be submitted to Employer no later than July 31, 2008.

10.           Attorneys’ Fees and Costs.  Employer shall reimburse Employee attorneys’ fees and costs incurred in connection with her separation from the Employer, in an amount not to exceed $30,000.00.

11.           Survival of Certain Sections of the Employment Agreement.  Employee and Employer hereby acknowledge and agree that, except as otherwise provided by this Agreement, the Employment Agreement is hereby terminated and of no further force or effect, and Employee shall have no rights thereunder whatsoever; provided, however, that the following Sections of the Employment Agreement shall survive and are incorporated herein by reference:  Section 6.f. (ii), (iii), (iv), (v), and (vi) and 6(i) (as applied to the Severance Payment as provided in Section 6 above); Section 7, including all subparts (Confidential Information, Noncompetition, and Assignment); Section 9 (Litigation and Regulatory Cooperation); Section 10 (Injunction); Section 11 (Arbitration of Disputes); Section 12 (Consent to Jurisdiction); Section 18 (Notices); and Section 20 (Governing Law).

12.           Nondisparagement.  Employee agrees not to make any defamatory or derogatory statements concerning the Company.  The Company agrees not to make any defamatory or derogatory statements concerning Employee; provided, however, that no truthful, factual statement or disclosure concerning Employee that is made or set forth in any S.E.C. filing of Employer shall be deemed to be defamatory or derogatory.  Employer shall instruct the members of the Employer’s Board of Directors, the Employer’s officers and executives, and all of the Employer’s Human Resources employees in writing to refer all requests for inquiries regarding Employee to the Chairman of Employer’s Board of Directors, which inquiries the Chairman shall respond to by disclosing to prospective employers information limited to Employee’s dates of employment and last position held by Employee and refer such prospective employers to the joint press release issued by the parties with respect Employee’s departure.  Nothing in this provision is intended to or does bar Employee from seeking personal references from persons known to her through the Company.

13.           Surrender and Return of Property.

(A)          Employee represents and warrants that (i) all documents, records, directories, memoranda, notebooks, plans, models, components, devices or computer software or codes, including, without limitation, all copies or reproductions of such documents or materials, tapes, computer disks, backup copies, and other forms of electronic storage media, all property belonging to or purchased with the funds of Company and any equipment, employee or security identification or access cards, or any other material containing or relating to the Confidential Information (as defined in Section 7.a. of the Employment Agreement) (collectively, the “Proprietary Items”) have been returned to an authorized officer of Employer (ii) she has not retained and has returned to Employer all notes, analyses, studies, forecasts, compilations, summaries, interpretations and other documents or reports prepared by her that contain, reflect or are based upon, in whole or in part, Confidential Information or any other Proprietary Item (including, without limitation, all copies or reproductions of such documents or materials, tapes, computer disks, backup copies, and other forms of electronic storage media) and (iii) all Confidential Information and any other Proprietary Items in electronic form have been deleted from her personal computer systems and from all back-up and archive tapes, if such exist, so that nothing remains on her personal computer systems in electronic form that constitutes or contains information based on Confidential Information or any other Proprietary Item.

(B)           Notwithstanding the foregoing, Employer agrees that Employee may retain the laptop computer and Blackberry provided to her while employed.  Employee represents and warrants that all Confidential Information and any other Proprietary Items have been deleted from the laptop computer and Blackberry.

(C)           Employer shall arrange to send to Employee, or cooperate in allowing Employee to retrieve, her personal belongings and papers located in Employer’s offices.  Employer agrees to follow Employee’s reasonable direction with regard to the manner in which she wishes her personal belongings sent or retrieved, including storing such items for up to six (6) months following June 7, 2008.

14.           Severability.  If it is ever held that any provision hereunder is too broad to permit enforcement thereof to its fullest extent, such provision shall be enforced to the maximum extent permitted by applicable law.  In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, the parties shall use best efforts to negotiate a substitute provision or, if unable to do so, shall arbitrate their dispute utilizing the arbitration procedure under the Employment Agreement preserved in Section 11 above.

15.           Who is Bound.  Employer, Company with respect to all provisions referencing Company, and Employee are bound by this Agreement.  Anyone who succeeds to Employee’s rights and responsibilities (such as Employee’s heirs and the executors and administrators of Employee’s estate) is bound, anyone who succeeds to Employer’s rights and responsibilities, (such as its successors and assigns) is bound, and anyone who succeeds to Company’s rights and responsibilities (such as its successors and assigns) is also bound.

16.           Governing Law; Venue.  This Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles. The parties hereto (i) agree that any lawsuit, proceeding or action with respect to this Agreement may be brought in the courts of the Commonwealth of Massachusetts or of the

United States District Court for the District of Massachusetts, (ii) accept the jurisdiction of such courts, and (iii) irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any lawsuit, proceeding or action in those jurisdictions.

                17.           Headings.  The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

                18.           Counterparts.  This Agreement may be executed and delivered with facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.           No Other Assurances; Entire Agreement; Modification.  Employee acknowledges that in deciding to sign this Agreement she has not relied on any promises or commitments, whether spoken or in writing, made to Employee by any person, except for what is expressly stated in this Agreement.  This Agreement constitutes the entire understanding and agreement between Employee and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described herein, except as otherwise provided in this Agreement.  This Agreement may be changed only by a written instrument signed by Employee and an authorized officer of Employer.

20.           Acknowledgments.  Employer and Employee acknowledge and agree that:

                                                                (A)  By entering into this Agreement, Employee does not waive any rights or Claims that may arise after the time and date that Employee executes and delivers this Agreement to Employer;

                                                                (B)  This Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and further acknowledge and agree that this Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  Accordingly, nothing in this Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the Equal Employment Opportunity Commission, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

                                                                (C)  Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Agreement; and

                                                                (D)  Nothing in this Agreement shall preclude Employee from exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income

Security Act of 1974, as amended, popularly known as COBRA, or (ii) Employer’s 401(k) plan or other plan of Employer that is qualified under Section 401(a) of the Code.

21.           Opportunity For Review.

                                                                (A)          Employee represents and warrants that Employee (i) has had sufficient opportunity to consider this Agreement, (ii) has read this Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (v) has entered into this Agreement of Employee’s own free will and volition, (vi) has duly executed and delivered this Agreement, (vii) understands that Employee is responsible for Employee’s own attorneys’ fees and costs, (viii) has had the opportunity to review this Agreement with counsel of her choice, (ix) understands that Employee has been given twenty-one (21) days to review this Agreement before signing this Agreement and understands that she is free to use as much or as little of the 21-day period as she wishes or considers necessary before deciding to sign this Agreement, (x) understands that if Employee does not sign and return this Agreement to Employer’s counsel (Attn.: David M. Wissert, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068) on or before July 16, 2008, Employer shall have no obligation to enter into this Agreement, Employee shall not be entitled to receive the payments and benefits provided for under Sections 6 and 7 of this Agreement, and the Separation Date shall be unaltered; and (xi) understands that this Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

                                                                (B)           This Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer’s counsel by Employee (the “Effective Date”).  The parties hereto understand and agree that Employee may revoke this Agreement in writing after having executed and delivered it to Employer’s counsel, provided such writing is received by Employer’s counsel (Attn.: David M. Wissert, Lowenstein Sandler, PC, 65 Livingston Avenue, Roseland, New Jersey 07068; fax 973.597.2561; e-mail dwissert@lowenstein.com) no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Agreement to Employer’s counsel.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee shall not be entitled to receive the payments and benefits provided for under Sections 6 and 7 of this Agreement, and the Separation Date shall be unaltered.

Agreed to and accepted by, on this 14th day of July, 2008

Witness	EMPLOYEE:

/s/ Una S. Ryan
Una S. Ryan

Agreed to and accepted by, on this 14th day of July, 2008

EMPLOYER:

AVANT Immunotherapeutics, Inc.,
on behalf of itself and the COMPANY

By:	/s/ Anthony Marucci
Duly Authorized
Name: Anthony Marucci
Title: Interim Chief Executive
Officer